Exhibit 23.13

March 27, 2019

TO:	Seabridge Gold Inc. United States Securities and Exchange Commission
Re:	Seabridge Gold Inc. (the “Company”) Consent of Expert

Ladies and Gentlemen:

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, I, William Threlkeld, the Senior Vice President, Exploration of the Company and a Registered Professional Geologist, consent to the use of my name and authorize the use of the information represented in the 40-F as having been prepared by or under my supervision.

I confirm that I have read the 40-F and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the information represented in the 40-F as having been prepared by me or under my supervision or within my knowledge as a result of the services performed by me in connection with such information.

Yours truly,

/s/ William Threlkeld
William Threlkeld, P.Geo